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                                                                Exhibit 99.7

                              [JOSTENS LETTERHEAD]



                                        April   , 2000



PERSONAL AND CONFIDENTIAL
-------------------------
[Insert name and address
of Addressee]


Dear _______,


          You are the holder of the following option(s) to purchase an aggregate of [__________] shares of common stock, par value $.33 _ per share ("Common Stock") of Jostens, Inc. (the "Company") granted under the Company's 1992 Stock Incentive Plan, 1987 Stock Option Plan and/or 1984 Stock Option Plan, as applicable (the "Option Plans"):

           Date of            Number of Shares              Per Share
            Grant             Subject to Option           Exercise Price
          ---------           -----------------           --------------
   -------------------------------------------------------------------------

   -------------------------------------------------------------------------

   -------------------------------------------------------------------------

          As you are aware, on December 27, 1999, the Company entered into an Agreement and Plan of Merger (as amended, the "Agreement") providing for the merger (the "Merger") of Saturn Acquisition Corporation, a Minnesota corporation ("Saturn"), with and into the Company. A copy of the Company's proxy state ment/prospectus dated April _______ , 2000 relating to the Merger is enclosed for your information. The Agreement provides that immediately prior to the Merger, each outstanding option to purchase shares of Common Stock will be cancelled in exchange for the right to receive a cash payment from the Company,
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for each share of Common Stock subject to such option, equal to the excess, if any, of $25.25 over the per share exercise price of such option.

          The purpose of this letter is to seek your agreement to the cancellation of all options (collectively, the "Options") to purchase shares of Common Stock granted to you under the Option Plans. Such cancellation will apply to all Options held by you immediately prior to the effective time of the Merger (the "Effective Time") and will take effect immediately prior to the Effective Time. In consideration of such cancellation, and in exchange and settlement of each Option, whether or not then exercisable, the Company shall pay to you (promptly after the Effective Time) for each share of the Common Stock subject to each such cancelled Option an amount (net of any applicable withholding taxes) in cash equal to the amount, if any, by which $25.25 (the per share amount to be paid to shareholders of the Company in the Merger) exceeds the exercise price per share of the Common Stock subject to the relevant Option (the "Option Consideration"). Options having a per share exercise price of $25.25 or more will be cancelled for no consideration.

          Upon receipt of the Option Consideration, you shall forfeit any and all rights in connection with the Options and all Options shall be cancelled. In addition, all agreements, rights, covenants and obligations under any of the Option Plans, stock option agreement or similar agreements or arrangement shall terminate with respect to the Company and you upon receipt of the Option Consideration.

          The cancellation of the Options and the receipt by you of the Option Consideration in accordance with this letter shall release the Company from any and all obligations and liabilities that the Company has or may have in respect of such Options.

          This letter shall have no effect if the Merger is not consummated and, unless and until the Merger is consummated, your Options shall remain outstanding and exercisable to the same extent as if this letter had not been executed.

          If you agree to the cancellation of your Options on the terms and conditions specified above, please so indicate by signing this letter where indicated below and returning it to William J. George, Vice President, General Counsel and Corporate Secretary of the Company, in the enclosed return envelope. The second copy of this letter is included for your own records.

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                                  Very truly yours,

                                  JOSTENS, INC.



                                  By:_____________________________
                                        William J. George
                                        Vice President, General Counsel
                                        and Corporate Secretary

Agreed to:


_________________________________
          (Optionholder)

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